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                                  SCHEDULE 13G
                    Information to be Included in Statements
           Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments
                      Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                                Nutraceutix, Inc.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
     -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67060V107
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/00
     -----------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ]    Rule 13d-1 (b)
                             [ ]    Rule 13d-1 (c)
                             [ ]    Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  67060V107                SCHEDULE 13G               Page 2 of 8 Pages
          -----------                                              ---  ---

(1)     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        WILLIAM D. ST. JOHN
        ###-##-####
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               NOT APPLICABLE
                                                                    (a)    [ ]
                                                                    (b)    [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                               (5)     SOLE VOTING POWER
                                       - 0 -
                               -------------------------------------------------
         NUMBER OF             (6)     SHARED VOTING POWER
          SHARES                       1,284,201 shares
       BENEFICIALLY            -------------------------------------------------
         OWNED BY              (7)     SOLE DISPOSITIVE POWER
        REPORTING                      - 0 -
       PERSON WITH             -------------------------------------------------
                               (8)     SHARED DISPOSITIVE POWER
                                       1,284,201 shares
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
        1,284,201
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.2%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  67060V107                SCHEDULE 13G               Page 3 of 8 Pages
          -----------                                              ---  ---

(1)     NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        PATRICIA A. ST. JOHN
        ###-##-####
--------------------------------------------------------------------------------
(2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               NOT APPLICABLE
                                                                    (a)    [ ]
                                                                    (b)    [ ]
--------------------------------------------------------------------------------
(3)     SEC USE ONLY

--------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
                               (5)     SOLE VOTING POWER
                                       - 0 -
                               -------------------------------------------------
         NUMBER OF             (6)     SHARED VOTING POWER
          SHARES                       1,284,201 shares
       BENEFICIALLY            -------------------------------------------------
         OWNED BY              (7)     SOLE DISPOSITIVE POWER
        REPORTING                      - 0 -
       PERSON WITH             -------------------------------------------------
                               (8)     SHARED DISPOSITIVE POWER
                                       1,284,201 shares
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
        1,284,201
--------------------------------------------------------------------------------
(10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
        SHARES*                                                         [ ]
--------------------------------------------------------------------------------
(11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.2%
--------------------------------------------------------------------------------
(12)    TYPE OF REPORTING PERSON*
        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  67060V107                SCHEDULE 13G               Page 4 of 8 Pages
          -----------                                              ---  ---

ITEM 1.

        (a)    Nutraceutix, Inc.

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

ITEM 2.

        (a)    William D. St. John

        (b)    2502 Canterbury Lane E., #410, Seattle, Washington 98112

        (c)    U.S.A.

        (d)    Common Stock, $.001 Par Value

        (e)    CUSIP # 67060V107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4:        OWNERSHIP:

        (a)    1,284,201 shares

        (b)    7.2%

        (c)    (i)    - 0 - shares

               (ii)   1,284,201 shares

               (iii)  - 0 - shares

               (iv)   1,284,201 shares

CUSIP NO.   67060V107             SCHEDULE 13G                 Page 5 of 8 Pages
          -------------                                            ---  ---


ITEM 1.

        (a)    Nutraceutix, Inc.

        (b)    8340 154th Avenue N.E., Redmond, Washington  98052

ITEM 2.

        (a)    Patricia A. St. John

        (b)    2502 Canterbury Lane E. #410, Seattle, Washington 98112

        (c)    U.S.A.

        (d)    Common Stock, $.001 Par Value

        (e)    CUSIP # 67060V107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4:        OWNERSHIP:

        (a)    1,284,201 shares

        (b)    7.2%

        (c)    (i)    - 0 - shares

               (ii)   1,284,201 shares

               (iii)  - 0 - shares

\              (iv)   1,284,201 shares

CUSIP NO.   67060V107             SCHEDULE 13G                 Page 6 of 8 Pages
          -------------                                            ---  ---

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not Applicable

ITEM 10.       CERTIFICATION:

               Not Applicable

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 5, 2001
                                                      --------------------------
                                                                Date

                                                      /s/   William D. St. John
                                                      --------------------------
                                                      William D. St. John


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 5, 2001
                                                      --------------------------
                                                                Date

                                                      /s/   Patricia A. St. John
                                                      --------------------------
                                                      Patricia A. St. John


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CUSIP NO.   67060V107             SCHEDULE 13G                 Page 7 of 8 Pages
          -------------                                            ---  ---

                                INDEX OF EXHIBITS

                                                                PAGE NO. IN
                                                               CONSECUTIVELY
     EXHIBIT                          NAME                     NUMBERED COPY
     -------                          ----                     -------------
       1                      Joint Filing Agreement                 8